PRESS RELEASE

Plantronics Reports Record Revenues for the Third Quarter
of Fiscal Year 2005

FOR INFORMATION, CONTACT:	FOR IMMEDIATE RELEASE
Jon Alvarado	January 18, 2005
Investor Relations Manager
(831) 458-7533

SANTA CRUZ, CA. - January 18, 2005 - Plantronics, Inc. (NYSE: PLT) today announced record revenues for its third quarter of fiscal year 2005. Third quarter revenues increased approximately 40% to $150.6 million, in comparison to $107.6 million in the third quarter of fiscal 2004. Operating income increased to $31.8 million from $23.8 million, net income increased to $24.4 million from $17.6 million and diluted earnings per share improved approximately 30% to $0.48 from $0.37, in each case from the year-earlier quarter.

Ken Kannappan, President and CEO, commented, "Our results were within the range of the guidance we provided on October 19, 2004 which called for revenues of $147 to $152 million, and earnings per share of $0.45 to $0.48. As anticipated, revenues from our new gaming products contributed significantly to the sequential increase as did revenues from wireless headsets for office and mobile applications."

"Globally, demand for headsets has increased in more diverse markets, such as wireless and entertainment -- a fact underscored by the 40% growth in our revenues in comparison to a year ago. Revenues from our Office and Contact Center products were $92.5 million, up 38% vs. the year-earlier quarter. In comparison to the year-ago quarter, our CS50 and CS60 wireless headsets for office applications increased by $15 million and are now at an annual run rate of approximately $75 million," said Ken Kannappan, President and CEO. "Wireless and entertainment, and the convergence of those two trends, are factors that bode well for the long-term growth of the headset industry. We participated in that trend in a more meaningful way in the December quarter than we had historically with the launch of our new gaming products; specifically our Gaming and Computer products contributed $15.3 million to revenues in the December quarter in comparison to $5.8 million in the year-ago quarter."

PLANTRONICS, INC / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802 831-426-6060 / Fax 831-426-6098

At the recent International Consumer Electronics Show (CES) held in Las Vegas, Plantronics was recognized for innovation in design and technological advances and was the only headset maker to win a "Best of Innovation" award. "We were pleased with the recognition that our new Bluetooth headset system, the L510S, achieved. It is really the first wireless product that is truly a pleasure to wear. At about half an ounce in weight, it is comfortable, remarkably stable and looks good. It is very easy to use with either a Bluetooth enabled mobile phone or a land line phone, or both, and is scheduled to ship in Spring 2005. Beyond working to bring great new products to market, we are ever-vigilant about quality and are taking care to grow our infrastructure cost-effectively to meet the needs of the growing market for headsets. In that regard, we were thrilled to receive Mexico’s prestigious National Quality Award from President Vincente Fox for excellence in total quality management at our Plamex plant. In December, we also broke ground on our China facilities and expect to receive the keys by this time next year," Kannappan concluded.

Barbara Scherer, SVP and CFO, said "In terms of working capital, our inventories increased further in the quarter although we did achieve an improvement in turns, to 4.0 from 3.7 in the September quarter. The increase in inventory was primarily for products which experienced significant increases in demand, however we need to reduce inventory levels going forward. Longer term, we believe that owning our own plant in China will enable us to reduce lead times from our supply chain and increase flexibility while still meeting the needs of the consumer marketplace. On a more immediate basis, we have also made an organizational change to increase our focus and global teamwork on inventory management. Our goals are to reduce our inventory balance in the March quarter and get back to 5 turns in the December quarter of fiscal 2006 while keeping our on time delivery at high customer service levels."

"Given the increase in revenues, our DSO increased modestly to 54 days in comparison to 51 days in the September quarter and were flat in comparison to the December quarter a year ago. We generated $8 million in cash flow from operations in the third quarter and have generated $47.7 million on a year to date basis."

Business Outlook
The following statements are based on current expectations. Many of these statements are forward-looking, and actual results may differ materially.

We consider the trends in sell-through of our U.S. commercial distributors of office and contact center products an important indicator of demand. For the December quarter, this group of distributors reported to us an increase in sell-through of over 35% in comparison to the December quarter last year, and a 9% increase sequentially. We believe the number of weeks on hand of inventory in this channel was essentially unchanged.

We have a "book and ship" business model whereby we ship most orders to our customers within 48 hours of our receipt of those orders, and we thus cannot rely on the level of backlog to provide visibility into potential future revenues.

We remain cautiously optimistic about the overall economic environment and demand for our products.

Our current expectations for the fourth quarter of fiscal 2005 are:

  Revenues to be in the range of $140 - $145 million, down sequentially based on anticipated seasonal slowdowns in mobile, computer and gaming products offset by anticipated growth in office and contact center products. Our current revenue expectations translate into revenue growth of approximately 15% to 19% versus the year-earlier period. With revenues in this range for the fourth quarter, full fiscal 2005 revenues would be in the range of $552 to $557 million in comparison to $417 million in fiscal 2004.
  Gross margins to increase to 53% - 54% as a result of a more favorable overall product mix.
  Operating expenses to be approximately flat in dollars and to increase as a percent of revenue in comparison to the third quarter. We expect to incur approximately $1 million of expense in the March quarter as a result of the advertising campaign we plan to launch in the first quarter of fiscal 2006.
  Operating margins to be in the range of 22.5% - 24%.
  Tax expense to be lower than normal as a result of changes we are implementing in our offshore tax structure. We expect to record a net benefit for the fiscal year as a whole of $2 to $3 million in the fourth quarter which will reduce our tax provision by that amount for the quarter. This benefit will increase earnings per share by $0.04 to $0.06 per share.
  In FY06, we believe the net effect of this tax restructuring will be a small reduction in our overall tax rate from an anticipated 28% - 29% without this reorganization to approximately 27% - 28% with the new structure in place.
  Earnings per diluted share for the fourth quarter to be in the range of $0.45 to $0.49 before the anticipated tax benefit, and $0.49 to $0.55 inclusive of the tax benefit.

Plantronics does not intend to update these targets during the quarter or to report progress toward these targets. Plantronics will not comment on these targets to analysts or investors except by its next press release announcing its fourth quarter and fiscal year 2005 results or by other public disclosure. Any statements by persons outside of Plantronics speculating on the progress of the fourth quarter of the fiscal year will not be based on information endorsed or supported by Plantronics, and should be assessed accordingly by investors. The statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release.

Factors Expected to Influence Fiscal 2006

Branding and Marketing: Headsets are becoming mainstream. For example, in calendar 2004, we shipped approximately 22.5 million headset tops, up 64% from 13.7 million headset tops in calendar 2003. Unit growth is being driven primarily by consumer demand, especially for wireless and entertainment applications. Even after excellent growth, worldwide adoption of headsets in the office market remains below 10%. We believe the opportunity to expand adoption is at hand and that Plantronics heritage and quality resonate with people. Our expertise in mission-critical applications for NASA, the FAA and the U.S. military has been built over many decades and we are applying that expertise in new ways to delight consumers. To address these large consumer markets, it is important to build and extend our brand. We intend to launch a U.S. advertising campaign with an expected total cost of approximately $10 million, with the bulk of the cost and benefits to impact FY06. We intend to launch the campaign in the first fiscal quarter of 2006 and to run it for approximately six months. We have tested advertising campaigns over the last several years, and although the results of advertising campaigns cannot be predicted, we believe that this campaign will at least break-even and we are hopeful that it will be accretive to earnings per share. If we believe the results of the campaign are proving valuable, we may extend it past the September quarter. Even if the campaign is break-even for the year as a whole, it is possible that it could be negative to earnings per share in the initial quarter of advertising.

Accounting for Stock-Based Compensation (FAS 123) - On December 16, 2004, the FASB issued the final FAS 123 rule governing accounting for stock-based compensation. Plantronics is obligated to adopt FAS 123 in its September 2005 quarter (which will be the second quarter of fiscal 2006) and plans to do so at that time.

Conference Call Scheduled to Discuss Financial Results
Plantronics has scheduled a conference call to discuss the contents of this release. The conference call will take place today, Tuesday, January 18 at 2:00 PM (PST). All interested investors and potential investors in Plantronics stock are invited to participate. To listen, please dial in five to ten minutes prior to the scheduled starting time and refer to the "Plantronics Conference Call." Participants from North America should call (888) 301-8736 and other participants should call (706) 634-7260.

A replay of the call with the conference ID #2150280 will be available for 72 hours at (800) 642-1687 for callers from North America and at (706) 645-9291 for all other callers. The conference call will also be simultaneously web cast at www.plantronics.com under Investor Relations, and the web cast of the conference call will remain available at the Plantronics Web site for thirty days.

SAFE HARBOR

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include our outlook for revenues, gross margins, operating expenses, operating margins, tax expense, tax rate, and earnings for the fourth quarter of fiscal 2005; the timing of completion of the facility in China and the impact the facility in China will have on lead times; that revenues from gaming and mobile products are expected to decrease in the March quarter; our goals to reduce inventory and improve inventory turns; the anticipated cost of the U.S. advertising campaign and our belief that the campaign will break-even; the impact of FAS 123 on our results for the second quarter of fiscal 2006; and that we are cautiously optimistic about the overall economic environment and the demand for our products. These forward-looking statements involve a number of risks and uncertainties, and are based on current expectations, forecasts and assumptions.

Among the factors that could cause actual results to differ materially from those projected are:

  A slowing in national or international economic growth, resulting in a reduction in the overall level of demand for our products;
  The demand for our wireless headset products may not develop as we anticipate and may lead to excess inventory and the inability to recover the associated development costs;
  The actions of existing and/or new competitors, especially with regard to pricing and promotional programs;
  Variations in sales and profits in higher tax, as compared to lower tax, jurisdictions; the results of tax audits; reassessment of tax reserves, and tax refunds on our effective tax rate; and the results, timing and execution of our tax planning strategies;
  A softening of the level of market demand for our products within our core contact center market and/or in the newer office, mobile, computer and residential markets;
  The entry of new competitors which could be spurred by changes in the regulatory environment, particularly laws requiring the use of hands-free devices by drivers when using cellular telephones;
  The inability to successfully develop, manufacture and market new products;
  Fluctuations in foreign exchange rates; and
  Changes in the regulatory environment either as to headsets directly or as to the products, such as mobile phones, with which our products are used.

Additional risk factors include: changes in the timing and size of orders from our customers, price erosion, increased requirements from retail customers for marketing and advertising funding, failure to match production to demand, interruption in the supply of critical components, continuity of component supply at costs consistent with our plans, failure of our distribution channels to operate as we expect, failure to develop products that keep pace with technological changes, the inherent risks of our substantial foreign operations, problems which might affect our principal manufacturing facility in Mexico, further terrorist acts, our nation’s response to terrorist attacks and the effect of these activities on capital and consumer spending, and the loss of the services of key executives and employees. For more information concerning these and other possible risks, please refer to the Company’s Form 10-K filed on May 26, 2004, filings on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at: http://www.sec.gov/edgar/searchedgar/companysearch.html

Financial Summaries
The following related charts are provided:

  Summary Unaudited Condensed Consolidated Financial Statements
  Summary Unaudited Statements of Operations and Related Data

About Plantronics
Plantronics introduced the first lightweight communications headset in 1962 and is recognized as the world leader in communications headsets. A publicly held company with approximately 3,900 employees, Plantronics is the leading provider of headsets to telephone companies and the business community worldwide, Plantronics headsets are also used widely in many Fortune 500 corporations and have been featured in numerous motion pictures and high-profile events, including Neil Armstrong’s historic "One small step for man" transmission from the moon in 1969. Plantronics, Inc., headquartered in Santa Cruz, California was founded in 1961 and maintains offices in 20 countries. Plantronics products are sold and supported through a worldwide network of authorized Plantronics marketing partners. Information about the Company and its products can be found at www.plantronics.com or by calling (800) 544-4660.

Plantronics is a registered trademark of Plantronics, Inc. Bluetooth is a trademark owned by Bluetooth SIG Inc., and is used by Plantronics under license. All other products or service names mentioned herein are trademarks of their respective owner.

PLANTRONICS, INC / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802 831-426-6060 / Fax 831-426-6098

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	Quarter Ended		Nine Months Ended
	December 31,	December 31,	December 31,	December 31,
	2003	2004	2003	2004

Net sales	$107,622	$150,583	$295,525	$412,173
Cost of sales	51,381	75,150	145,051	197,572
Gross profit	56,241	75,433	150,474	214,601
Gross profit %	52.3%	50.1%	50.9%	52.1%

Research, development and engineering	8,834	11,989	25,686	32,871
Selling, general and administrative	23,649	31,642	67,786	85,867
Total operating expenses	32,483	43,631	93,472	118,738
Operating income	23,758	31,802	57,002	95,863
Operating income %	22.1%	21.1%	19.3%	23.3%

Interest and other income, net	1,412	2,145	2,045	3,393
Income before income taxes	25,170	33,947	59,047	99,256
Income tax expense	7,551	9,505	17,714	27,792
Net income	$17,619	$24,442	$41,333	$71,464

% to Sales	16.4%	16.2%	14.0%	17.3%

Diluted earnings per common share	$0.37	$0.48	$0.89	$1.41
Shares used in diluted per share calculations	47,501	51,365	46,305	50,811

UNAUDITED CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
	2004	2004
ASSETS
Cash and cash equivalents	$180,616	$219,345
Marketable securities	-	10,500
Total cash and marketable securities	180,616	229,845
Accounts receivable, net	64,999	90,260
Inventory, net	40,762	75,074
Deferred income taxes	13,967	8,544
Other current assets	10,283	9,919
Total current assets	310,627	413,642
Property, plant and equipment, net	42,124	52,455
Intangibles, net	3,440	3,137
Goodwill, net	9,386	9,386
Other assets	2,675	3,075
	$368,252	$481,695
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$19,075	$24,318
Accrued liabilities	36,469	43,833
Income taxes payable	5,686	5,205
Total current liabilities	61,230	73,356
Deferred tax liability	7,719	8,154
Long-term debt
Total liabilities	68,949	81,510
Stockholders' equity	299,303	400,185
	$368,252	$481,695

Summary of Unaudited Statements of Operations and Related Data

	Q103	Q203	Q303	Q403	FY03	Q104	Q204	Q304	Q404	FY04	Q105	Q205	Q305	FY05 YTD
Net sales	$80,268	$82,370	$86,811	$88,059	$337,508	$92,786	$95,117	$107,622	$121,440	$416,965	$131,370	$130,220	$150,583	$412,173
Cost of sales	38,810	40,735	44,290	44,730	168,565	47,319	46,351	51,381	55,944	200,995	61,703	60,719	75,150	197,572
Gross profit	41,458	41,635	42,521	43,329	168,943	45,467	48,766	56,241	65,496	215,970	69,667	69,501	75,433	214,601
Gross profit %	51.6%	50.5%	49.0%	49.2%	50.1%	49.0%	51.3%	52.3%	53.9%	51.8%	53.0%	53.4%	50.1%	52.1%

Research, development and engineering	8,250	8,164	9,004	8,459	33,877	8,605	8,247	8,834	9,774	35,460	10,044	10,838	11,989	32,871
Selling, general and administrative	19,606	19,763	20,939	20,297	80,605	21,153	22,984	23,649	27,970	95,756	28,920	25,305	31,642	85,867
Operating expenses	27,856	27,927	29,943	28,756	114,482	29,758	31,231	32,483	37,744	131,216	38,964	36,143	43,631	118,738

Operating income	13,602	13,708	12,578	14,573	54,461	15,709	17,535	23,758	27,752	84,754	30,703	33,358	31,802	95,863
Operating income %	16.9%	16.6%	14.5%	16.5%	16.1%	16.9%	18.4%	22.1%	22.9%	20.3%	23.4%	25.6%	21.1%	23.3%

Income before income taxes	14,535	13,980	13,144	15,101	56,760	16,201	17,676	25,170	27,452	86,499	31,038	34,271	33,947	99,256
Income tax expense	4,361	2,450	3,943	4,530	15,284	4,860	5,303	7,551	6,506	24,220	8,691	9,596	9,505	27,792

Income tax expense as a percent of income before taxes	30.0%	17.5%	30.0%	30.0%	26.9%	30.0%	30.0%	30.0%	23.7%	28.0%	28.0%	28.0%	28.0%	28.0%

Net income after taxes	10,174	11,530	9,201	10,571	41,476	11,341	12,373	17,619	20,946	62,279	22,347	24,675	24,442	71,464
Diluted shares outstanding	47,722	47,298	46,197	45,190	46,584	45,077	46,372	47,501	50,068	47,492	50,428	50,638	51,365	50,811
EPS	$0.21	$0.24	$0.20	$0.23	$0.89	$0.25	$0.27	$0.37	$0.42	$1.31	$0.44	$0.49	$0.48	$1.41

Net revenues from unaffiliated customers:
Office and contact center	61,568	59,742	58,644	64,404	244,358	62,080	64,192	66,776	80,840	273,888	82,815	86,204	92,469	261,488
Mobile	10,125	11,779	16,145	12,039	50,088	18,518	18,370	29,528	25,914	92,330	34,458	28,815	35,469	98,742
Gaming and computer	2,605	4,429	5,679	5,781	18,494	5,463	5,679	5,807	6,752	23,701	6,992	8,515	15,259	30,766
Other specialty products	5,970	6,420	6,343	5,835	24,568	6,725	6,876	5,511	7,934	27,046	7,105	6,686	7,386	21,177

Net revenues by geographical area from unaffiliated customers:
Domestic	55,614	57,426	57,013	58,889	228,942	64,924	64,929	66,484	80,880	277,217	89,088	89,375	100,587	279,050
International	24,654	24,944	29,798	29,170	108,566	27,862	30,188	41,138	40,560	139,748	42,282	40,845	49,996	133,123

Balance Sheet accounts and metrics:
Accounts receivable, net	44,714	51,303	51,927	50,503	50,503	49,852	52,033	64,425	64,999	64,999	68,521	73,892	90,260	90,260
Days sales outstanding	50	56	54	52		48	49	54	52		47	51	54
Inventory, net	37,695	35,659	34,884	33,758	33,758	37,510	37,764	39,178	40,762	40,762	47,418	65,940	75,074	75,074
Inventory turns	4.1	4.6	5.1	5.3		5.0	4.9	5.2	5.2		5.2	3.7	4.0